Exhibit 99.1

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MARCH 03, 2016 / 10:00PM GMT, SWHC - Q3 2016 Smith & Wesson Holding Corp Earnings Call

CORPORATE PARTICIPANTS

Liz Sharp Smith & Wesson Holding Corporation - VP of IR

James Debney Smith & Wesson Holding Corporation - President & CEO

Jeff Buchanan Smith & Wesson Holding Corporation - CFO

CONFERENCE CALL PARTICIPANTS

Cai von Rumohr Cowen and Company - Analyst

Scott Stember CL King - Analyst

Rommel Dionisio Wunderlich Securities, Inc. - Analyst

Andrea James Dougherty & Company - Analyst

James Hardiman Wedbush Securities - Analyst

Brian W. Ruttenbur BB&T Capital Markets - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Smith & Wesson Holding Corporation Q3 2016 earnings conference call.

(Operator Instructions)

As a reminder, this call is being recorded.

I would now like to introduce you to our speaker for today’s call, Miss Liz Sharp, Vice President of Investor Relations. Ma’am, you may begin.

Liz Sharp - Smith & Wesson Holding Corporation - VP of IR

Thank you and good afternoon.

Our comments today may contain predictions, estimates and other forward-looking statements. Our use of words like anticipate, project, estimate, expect, intend, believe, and other similar expressions is intended to identify those forward-looking statements.

Forward-looking statements also include statements regarding revenue, earnings per share, fully diluted share count, tax rate, and capital expenditures for future periods. Our product development, focus, initiatives, objectives and strategies, our market share and market demands for our products, market and inventory conditions related to our products and in our industry in general, and growth opportunities and trends.

Our forward-looking statements represent our current judgment about the future, and they are subject to various risks and uncertainties. Risk factors and other considerations that could cause our actual results to be materially different are described in our Securities filings, including our Forms 8-K, 10-K and 10-Q. You can find those documents, as well as a replay of this call, on our website at Smith-Wesson.com.

Today’s call contains time-sensitive information that is accurate only as of this time, and we assume no obligation to update any forward-looking statements contained herein. Our actual results could differ materially from our statements today.

I have a few important items to note with regard to our comments on today’s call. First, we reference certain non-GAAP financial measures on this call. The reconciliations of GAAP financial measures to non-GAAP financial measures can be found in today’s 8-K filing, as well as today’s earnings press release, which are posted to our website or will be discussed on the call.

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MARCH 03, 2016 / 10:00PM GMT, SWHC - Q3 2016 Smith & Wesson Holding Corp Earnings Call

Also, when we reference EPS, we are always referencing diluted EPS. For detailed information on our results, please refer to our 10-Q for the period ended January 31, 2016, which files this afternoon.

I will now turn the call over to James Debney, President and CEO of Smith & Wesson.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thank you, Liz. Good afternoon, and thanks, everyone, for joining us.

With me on today’s call is Jeff Buchanan, our Chief Financial Officer. Later in the call, Jeff will provide a recap of our third-quarter financial performance, as well as our guidance for the fourth quarter and FY16.

In the third quarter, the combined strength of our firearms and accessories divisions delivered exceptional performance, driven by strong consumer demand across our growing portfolio of product offerings. Accordingly, we are raising our FY16 full-year guidance for revenue and earnings per share.

Now, let me cover some highlights from our third quarter. Revenue of $210.8 million delivered significant growth over the prior year.

We were able to address the increase in consumer demand for our products by optimizing our flexible manufacturing model, and by drawing on internal inventories we had built earlier in the fiscal year. Both firearms and accessories division gross margins were strong, contributing to total gross margins of just over 41%. Firearms revenue growth was driven by increased orders for our Smith & Wesson SDVE, our M&P Shield and our M&P Bodyguard polymer pistols, as well as our new opening price point M&P 15 sport 2 rifle.

Accessories revenue was strong as well, delivering growth of 33.5% over the same period last year. A quarter of that included a portion of time prior to our acquisition of Battenfeld Technologies, or BTI. The third quarter marks our one-year anniversary of the BTI acquisition, and we continue to be very pleased with its performance.

Adjusted net background checks for our fiscal quarter grew 25.6% year over year, an indication of robust consumer demand for firearms. While our units shipped into the consumer channel for the same period were up 72%. This leads us to believe that we took market share in the quarter. During the quarter, distributor inventory of our firearms decreased by over 32,000 units to a total of 92,000 units at the end of Q3, due to exceptionally strong distributor sell through to independent retailers.

We attended SHOT Show during the quarter, where we launched a total of 36 new firearm SKUs and 121 new accessory SKUs. The response to these new products was very positive.

Also at SHOT Show, we had the opportunity to meet with several visiting investors and analysts and shared with them our new investor presentation that outlines the vision we have for the Company’s evolution over the next three to five years. I’ll talk a bit more about that vision later on today’s call.

But first, I’ll ask Jeff to review our third quarter financial results.

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Thanks, James.

Revenue for the quarter was $210.8 million, significantly above the top end of our revised guidance range, and 61.5% over the prior year. Revenue from our firearms division was $194.7 million, an increase of 56.4% over the prior year, with handgun revenue of $147.2 million and long gun revenue of $37.9 million. Revenue from our accessories division was $16.1 million, as compared with $6.1 million in the prior year, a period in which we acquired BTI and therefore only reported six weeks of accessories revenue.

Gross margin for the quarter was 41.1%, compared to 33.6% in the prior year, a 7.5 percentage point increase and a result that came in a bit ahead of our targeted gross margin range of 37 to 41%. The strong gross margin in our firearms division was driven by increased production volume and favorable manufacturing fixed cost absorption, both of which were partially offset by higher manufacturing spending relative to sales volumes, and additional expense recorded as a result of promotional product discounts. The accessories division gross margin was also strong, favorably impacting overall gross margin by 90 basis points.

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MARCH 03, 2016 / 10:00PM GMT, SWHC - Q3 2016 Smith & Wesson Holding Corp Earnings Call

Operating expenses in the quarter were $36.5 million, or 17.3% of revenue, compared to $28.2 million, or 21.6% of revenue in the prior year. Total third quarter operating expenses included $7.5 million in the accessories division, as compared with $3.3 million in the third quarter of last year, which as I noted above, was a partial quarter for the accessories division. In the firearms division, operating expenses increased 16.3%, mainly due to increased expenses for the co-op advertising and salaries, as well as increased accruals for incentive compensation and profit sharing.

On a non-GAAP basis, which excludes BTI amortization, operating expenses were $33.8 million, or 16.0% of revenue as compared to $25.2 million, or 19.3% of revenue last year. The dollar increase mainly relates to increased compensation expense, as well as recording a full quarter of BTI expenses as compared to last year.

For the third quarter, operating margin on a GAAP basis was 23.8%, as compared to 12% last year. Third quarter operating margin on a non-GAAP basis was 21.5%, as compared to 15.7% last year.

Our GAAP EPS for Q3 came in at $0.56, substantially above the top end of our guidance as compared to $0.15 last year. Third quarter non-GAAP EPS was $0.59 as compared to $0.20 last year. Non-GAAP adjusted EBITDAS in Q3 was a record $61.5 million, a 29.2% EBITDAS margin compared to $28.7 million, a 22% EBITDAS margin in the prior comparable quarter.

Turning to the balance sheet, we ended the quarter with $105.2 million in cash. Operating cash flow in Q3 was $51 million, and net CapEx spending was $4.7 million, resulting in free cash flow of $46.3 million.

We expect to spend approximately $35 million to $40 million in total on CapEx this fiscal year. Most of our CapEx relates to further enhancements to manufacturing flexibility, capacity increases, tooling for several important new product introductions and various IT projects.

At the end of Q3, we had no borrowings on our $175 million line of credit. We had a $101.9 million unsecured term loan A at 3.06%, and $75 million of unsecured senior notes at a rate of 5%.

Back to James.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thank you, Jeff.

We believe that adjusted NICS results provide a good indicator of consumer retail activity. For our third quarter, adjusted NICS grew by more than 25% over last year, validating our belief in the long-term growth prospects for the firearms market.

Breaking adjusted NICS down, handgun checks increased 45.3%, while our handgun units shipped into the consumer channel grew by 68.1%. In long guns, NICS checks increased 17.8%, while our long gun units shipped into the consumer channel grew by 95.5%. These results are even stronger when we consider that channel inventory of our products at wholesale declined by over 32,000 units.

At the close of Q3, our weeks of sales in the channel were well below our eight-week threshold. Since then, the February NICS results have been issued, and they continue to show strength in the consumer market for firearms. We were very pleased to see the sequential monthly increase in background checks that reflects normal seasonality at this time of year.

It was also the second highest February on record for adjusted NICS. Handguns were up 25.3% year over year, and long guns were up 4.4% year over year. And as a reminder, about 75% of our firearm revenue in the third quarter came from handgun sales. We believe overall market growth in firearms is a combination of the long-term trend toward personal protection, as well as the shorter-term influences of a very strong holiday shopping season, the potential impact of news events, and the current political environment.

We believe our growth, which exceeded the market’s growth, was driven by, firstly, a strong consumer preference for our firearms. Secondly, a great job by our sales and marketing team on driving brand awareness and retail distribution. And thirdly, solid execution by our operations team, both in inventory management and in leveraging our flexible manufacturing model to drive availability of our products at retail.

With virtually all product categories experiencing strong demand, we captured incremental sales in the third quarter in two key ways. First, and as I indicated last quarter, we intentionally built up internal product inventories throughout the fiscal year in preparation for what we anticipated would be a busy holiday and show season. During Q3, we were able to ship from those inventories, which were primarily intended to support sales in our fourth quarter show season.

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MARCH 03, 2016 / 10:00PM GMT, SWHC - Q3 2016 Smith & Wesson Holding Corp Earnings Call

Second, our flexible manufacturing model combined with strong order flow allowed us to better match our production with those products most in demand. All of these efforts were successful, as evidenced by our Q3 results.

That said, strong pull through of our product in Q3 exceeded our expectations. As a result, we entered Q4 with internal inventories that were much lower than we had originally planned. We are therefore leveraging our flexible manufacturing model and ramping up our outsourcing efforts to allow us to increase production rates in Q4 for certain products, including our M&P 15 Sport 2, as well as our M&P Shield, which remains the market leading firearm today.

Outsourcing has been a key part of our manufacturing strategy for sometime now. And earlier this week, we announced that we have enhanced that initiative by expanding our agreement with General Dynamics, our Partner in the pursuit of the modular handgun system, or MHS program for the US military. Under the expanded scope of work, General Dynamics will produce gun barrels for our next generation M&P pistol that we will enter into the MHS competition. In addition to providing support for our flexible manufacturing model, this new agreement demonstrates the evolution of our partnership with General Dynamics.

And now a brief update on the MHS program itself, together with General Dynamics, we recently submitted our response to the RFP for the competition, and we are very optimistic as we await the results of the Army’s next steps. As we’ve said before, we expect this to be a very lengthy process with a final award expected to occur no sooner than calendar 2017.

Now turning back to Q3, the quarter included the start of our industry’s annual show season, which began in January and concluded this week. Retailer and distributor feedback reflected optimism about the year ahead, and indicated that our products remain very popular with consumers.

One important show during the period is SHOT Show, our industry’s largest annual trade show. This year at SHOT, we launched several new firearms that were very well received, including the SW22 Victory pistol, a modern version of a classic .22 target pistol with a stainless steel frame, fiber-optic sight, and superb accuracy, an ideal pistol for new or experienced sport shooters; the M&P 15 Sport 2, our second-generation sport rifle enhanced with forward bolt assist and dust cover, a modern sporting rifle, or MSR, that provides a great combination of function and price; the M&P15-22 sport, our next-generation 22-caliber MSR that includes a new slim hand guard with a Maxel and lock system, allowing customization with a wide variety of optics and accessories; and the Thompson Center Compass, an opening price point bolt-action rifle with the Thompson Center guarantee of accuracy that our consumers have come to expect, and that will ship in time for this year’s fall hunting season.

We are excited about these new, and equally excited about our plans to launch additional new firearms at the NRA Convention in May, so stay tuned for more details on that. In accessories, we introduced 121 new product SKUs at SHOT, including an entire line of Smith & Wesson and M&P branded gun cases, slings, range bags, packs and hearing protection. The accessories team is doing a great job converting these previously licensed items and others to internal supply, one of our key objectives when we acquired BTI a year ago.

In fact, during the quarter, we announced that we would acquire Powertec, our licensee for branded tactical flashlights. This very small acquisition closed a few days ago, and it reaffirms our strategy to grow our accessories division inorganically, as well as organically.

Now I want to share with you our vision for the Company’s strategic evolution and our plans to support our growth over the next three to five years. Since I became CEO in late 2011, our clearly stated approach has been to focus on our firearms business to unlock the tremendous value we knew existed there. We knew it was important to our loyal consumers and customers and to our shareholders that we demonstrate our ability to get that done, and we did.

In parallel, it has always been our intent to expand when the time is right into other markets, particularly the rugged outdoor market, which we believe addresses the needs of most of our four firearms consumers. In 2014, we turned those intentions into reality, with the acquisition of BTI and our entry into the firearm-related and outdoor life-style accessories business.

With that accomplished, we will now establish a multi-divisional structure. That structure will include a manufacturing services division, and a shared services division, both of which will provide services to our firearms and accessories division, and any other divisions we may establish in the future.

With talented teams operating each division, we’ll now have increased bandwidth to consider additional acquisitions that can operate as stand-alone divisions in their structure, and deliver products that serve the needs, wants and desires of our core consumers. As we explore these opportunities, we will be extremely selective, employing very strict criteria for the return on our investment. As a result, this is a long-term approach that will occur over the next three to five years.

Our successful acquisitions to date have yielded important experience and insights, and we intend to build upon our record of execution and creating long-term value for our shareholders. Today, our vision is to be the leading provider of quality products for the shooting and outdoor enthusiast. We believe that this vision, combined with our new structure, positions us well for future growth, both organically and inorganically.

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MARCH 03, 2016 / 10:00PM GMT, SWHC - Q3 2016 Smith & Wesson Holding Corp Earnings Call

And while we are excited about the opportunities in the rugged outdoor market, it is important to note that we remain very passionate about innovating and expanding our firearm and firearm-related offerings for our consumer. For it is our consumers, along with our employees, who have made Smith & Wesson the most respected and recognized name in firearms.

With that, let me turn it over to Jeff for our financial outlook.

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Thanks, James.

So for FY16, we are increasing our guidance and now estimate revenue to be between $712 million and $717 million and non-GAAP EPS to be between $1.68 and $1.70. At the midpoint, this is a $59 million increase over our prior guidance. Non-GAAP EPS excludes BTI amortization, debt extinguishment costs, bonds, premium paid insurance recovery costs and tax effects, all of which are expected to have an impact of approximately $0.15 per share in FY16.

For the fourth quarter of FY16, we estimate revenue to be between $210 million and $215 million, and I would note that our low level of internal inventory will make it difficult to exceed that range. Although Q4 is forecasted to have revenue similar to Q3, the non-GAAP EPS estimate is expected to be a bit lower for Q4. This is the result of promotional activities impacting the gross margin by about 1 percentage point, slightly higher OpEx, and a higher tax rate of 36%.

Thus, we estimate non-GAAP EPS for Q4 to be between $0.51 and $0.53. Non-GAAP EPS excludes BTI amortization and its tax effect, which is expected to have an impact of approximately $0.03 per share on Q4. Our estimate for the Q4 is based on a current fully diluted share count of 56 million shares.

James?

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thank you, Jeff. I want to thank everyone at Smith & Wesson for delivering an exceptional quarter across the business. With that, operator, please open up the call for questions from our analysts.

QUESTION AND ANSWER

Operator

(Operator Instructions)

And our first question comes from the line of Cai von Rumohr of Cowen andLo Company. Your line is now open. Please go ahead.

Cai von Rumohr - Cowen and Company - Analyst

Terrific results, guys. Great performance.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thanks, Cai.

Cai von Rumohr - Cowen and Company - Analyst

Excellent cash flow, and just doing back of the envelope, it looks like you’ll generate about [$100 million] for the year, something like that. Maybe talk to us a little bit, if you could, about cash deployment.

I know M&A is a major focus. I know you want to be disciplined, but where would you let the cash go? Just some general thoughts there.

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MARCH 03, 2016 / 10:00PM GMT, SWHC - Q3 2016 Smith & Wesson Holding Corp Earnings Call

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Okay, Cai. In the past, we have talked about the cash deployment being a combination of or the choices being the combination of buying back stock, buying back debt, or internal investments. So I guess we would add now to that external inorganic acquisitions. And based on listening to James’ discussion this afternoon, we’re focused heavily on the rugged outdoor space and looking at possible acquisitions in that space, as well as investing in ourselves in CapEx.

And again, when we do the acquisitions, there is a variety of — there’s vertical acquisitions that we can do to improve our gross margins and make our supply chain safer. There’s small tuck-in acquisitions that BTI is able to do, like Powertec, a deal that they just did, small deal, $1.5 million.

It was a licensee of our flashlights that did Smith & Wesson and M&P flashlights, bought that and tucked that into BTI. And then there’s bigger things that could be like the BTI acquisition, which a new division is created.

Cai von Rumohr - Cowen and Company - Analyst

Okay, terrific. And then a last one, you mentioned that the inventories obviously are lower than they normally would be going into the fourth quarter. Can you give us any color on like if the demand was there, where could you go?

Obviously, you have much less upside than you normally would. But just some kind of color in terms of what can you do to get the numbers higher if the demand is there?

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Well without commenting specifically on what we could do, I just would point out that our inventory has dropped like $25 million in the last couple of quarters. Actually in the last quarter from $100 million down to $75 million.

And our finished goods went down from $42 million to $17 million, which — so that’s approximately a $22 million to $25 million use of inventory that we probably would be able to sell if we were starting at $100 million. And, James, do you want to add — ?

James Debney - Smith & Wesson Holding Corporation - President & CEO

Yes, Cai, I would just reinforce that we’re obviously doing everything we can to capitalize on the strong market that we experienced in Q3. So I think it’s important to recognize that. And the remarks that I made about the operations teams working very hard to ramp up available capacity that we outsource at the moment.

So with our strategic vendors who have the same technology as we have in producing components for us very busily right now. So a lot of work going on. Obviously sales team working very hard, is looking at incoming orders to make sure we are optimizing the match with our available capacity in terms of product so that we can also capture those sales as well.

So there’s a lot of activity going on. It’s very dynamic at the moment, obviously, but all I would say is that there is some very talented people working very hard on it right now and doing their best.

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Right. And, Cai, I would like to follow along with what James said. We sold down $25 million of inventory this quarter.

So we’re not going to sell down our inventory again another $25 million. So the fact that we’re giving the same guidance is basically what James is talking about. In other words, ramping the outsourcing in order to bring the revenue up into that $210 million and $215 million range that we’re doing.

Cai von Rumohr - Cowen and Company - Analyst

Thank you. And the last one, Battenfeld, $16.1 million, it’s down a little over $2 million sequentially. Maybe remind us of the seasonality there, and what we should expect normally in the fourth quarter from Battenfeld.

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MARCH 03, 2016 / 10:00PM GMT, SWHC - Q3 2016 Smith & Wesson Holding Corp Earnings Call

James Debney - Smith & Wesson Holding Corporation - President & CEO

You’re absolutely right, Cai, it is seasonality. So really one of the busiest periods for Battenfeld for our accessories division. Obviously, that retail commences with going in approaching the fall hunting season, then you’re past fall hunting into holiday season, a lot of gift buying going on by the consumer, a busy period, as we all know for retail foot traffic.

So you would expect what you’re seeing, what you’re observing there, for sure. As you think about the timing of those shipments that they have to make it to our customers in time for that fall holiday hunting season.

Cai von Rumohr - Cowen and Company - Analyst

Terrific.

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

And, Cai, I would point out, though, that this Q3 was a large increase, like nearly 50% over — .

James Debney - Smith & Wesson Holding Corporation - President & CEO

33.5%.

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Over the quarter that it had like a year ago when you count the revenue that occurred prior to our acquisition. So it was a very good quarter for BTI.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Yes, it’s a very strong result. And just to emphasize, we’re very pleased with that acquisition of BTI, the formation of our accessories division, very talented team. They worked extremely hard in their first year, so I have to congratulate them for the results they delivered.

Cai von Rumohr - Cowen and Company - Analyst

Terrific. Thanks so much.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thanks, Cai.

Operator

Thank you. And our next question comes from the line of Scott Stember of CL King. Your line is now open. Please go ahead.

Scott Stember - CL King - Analyst

I’ll say as well, great quarter and good evening, guys.

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MARCH 03, 2016 / 10:00PM GMT, SWHC - Q3 2016 Smith & Wesson Holding Corp Earnings Call

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thanks, Scott.

Scott Stember - CL King - Analyst

Question on, again on the capacity, or the inventory that you have right now and your ability to deliver for the fourth quarter. If I’m not — it sounds as if you’re saying once again that if you were — if you had the inventory in hand, that the numbers would be better in the fourth quarter, correct? And that your guidance might be higher?

James Debney - Smith & Wesson Holding Corporation - President & CEO

Yes, I think it’s a fair assumption to make.

Scott Stember - CL King - Analyst

Okay. So just go through one more time, just the — maybe talk about some of the outsourcing that you can use, some of that methodology. Just to give us some comfort that you could get to the levels, just to get to that $210 million to $215 million. Whether it’s outsourcing more or just — could you talk about what some of the puts and takes are, and just so — how seamlessly that can get done?

James Debney - Smith & Wesson Holding Corporation - President & CEO

Sure. So just taking a step back and describing outsourcing, what we’re doing here is we have outsourced the production of certain components such as slides and barrels. These are components that historically were only ever made in house here in a Smith & Wesson facility.

So we went out and found partners who had the same C & C technology as we use here. We loaned them the software and the tooling to be able to produce those components. They have to pass a qualification process so they are up to spec.

And of course every component that comes in is touched by hand and inspected here as we go through the assembly process for a finished firearm. And that’s obviously all done here in the Springfield facility.

So this is an initiative that we started over three years ago. So our vendors are our partners, as we like to refer to them, are tried and tested, so you’d have a great deal of confidence in them. We do.

They have delivered time and time again. And they are doing a great job right now helping us attempting to keep up with that demand that we’re experiencing in the market, and you saw that clearly demonstrated in Q3 with the results that we could deliver.

So I would just say that again, we’re very strict. The essence of — let’s say one of the promises of the Smith & Wesson brand and our M&P brand and our Thompson Center and Performance Center and so on, we’re all about quality product. That’s one of our cornerstones, and we would do nothing to compromise that.

Scott Stember - CL King - Analyst

Got you. And just the last question, you sounded very optimistic when talking about the Army contract coming up. Typically, you’ve been more neutral. Can you just talk what’s fueling that optimism?

James Debney - Smith & Wesson Holding Corporation - President & CEO

I think we’ve always been optimistic. I think we’ve always said that we’re very strongly positioned. As we look at the requirements of the Army, we know that we do a very good job of meeting those requirements for the modular handgun system itself.

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MARCH 03, 2016 / 10:00PM GMT, SWHC - Q3 2016 Smith & Wesson Holding Corp Earnings Call

We have a fantastic partner with General Dynamics. They bring a level of skill and knowledge that we did not have, and obviously we’re a good partner as well. Because we bring what our core competency is, is that we can design and manufacture great handguns, and the version of the M&P polymer pistol that we have submitted along with General Dynamics to the US Army is exactly that.

So we’re very excited. We’ve always said sometime in the future that we’ll reveal that, a version of that product, to the consumer here in the US as well.

So I think a lot of work has gone into that just to get to the point of being able to submit those firearms, along with the whole response to the RFP. So I think it’s exciting times for the Company, a lot of good things happening.

Scott Stember - CL King - Analyst

Got you. Great. Thanks for taking my questions, guys.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thanks, Scott.

Operator

Thank you. And our next question comes from the line of Rommel Dionisio of Wunderlich. Your line is now open. Please go ahead.

Rommel Dionisio - Wunderlich Securities, Inc. - Analyst

Thanks very much. I just wanted to drill down a little bit on the handgun business, which shows that your core business which had done so well in the quarter.

given this recent surge in the industry demand for handguns, could you just characterize that in terms of the mix shift between small frame and full size? Obviously, small frame has been doing well these last several years. I want to just see if that trend continues to be the same.

And just a quick follow up. You’ve guys have introduced a number of ported pistols in the last several quarters. Just wanted to see how those were doing in the marketplace. Thank you.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Hello, Rommel. Yes. Smaller handguns designed for conceal carry and personal protection are still very, very popular the consumer here in the US. Very much that trend for personal protection that started sometime ago now, we’re really talking close to 10 years, has continued to strengthen over that period. And certainly in the last 12 months, we’ve seen that as we break down NICS background checks between handguns and long guns.

The handguns have certainly been growing a lot faster than long guns. We see that when we think about the growth in Shield, the M&P Shield. We very recently declared that we had sold the 1 millionth Shield. So that was very exciting for a product that we only launched at that point about three and a half years ago.

So I think that reinforces what I just said about the trend for personal production, and thus conceal carry remains very, very strong. Bodyguard 380 doing very well, whether it’s laser or non laser. Our small frame revolvers, extremely popular as ever because of their simplicity, especially for the new shooter.

So lots of good things going on there in terms of sales. And then I think — sorry, your follow on, Rommel was?

Rommel Dionisio - Wunderlich Securities, Inc. - Analyst

That’s the ported pistols that you’d introduced last year.

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MARCH 03, 2016 / 10:00PM GMT, SWHC - Q3 2016 Smith & Wesson Holding Corp Earnings Call

James Debney - Smith & Wesson Holding Corporation - President & CEO

So, yes. One of the most exciting ones was one for the Shield itself that we recently introduced. Performance Center version, very excited about that because it stirred up a lot of excitement with the consumer. I was actually pleasantly surprised at the strength of that excitement as well.

And certainly, it’s good to bring new things to our M&P Shield family. I think it’s important that we continue to refresh our product offering and continue to stimulate the consumer and excite them in terms of what they want, what they are looking for from our products and our brands.

Rommel Dionisio - Wunderlich Securities, Inc. - Analyst

Great. Thanks, James, and congratulations on the quarter.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thanks, Rommel.

Operator

Thank you. And our next question comes from the line of Andrea James of Dougherty & Company. Your line is now open. Please go ahead.

Andrea James - Dougherty & Company - Analyst

Hello. Thanks for taking my questions.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Hello, Andrea.

Andrea James - Dougherty & Company - Analyst

Hello. When you guys give us the number of new product SKUs that you put out in firearms and accessories, can you give me some context on what that represents, I guess as a percentage of your total SKUs?

James Debney - Smith & Wesson Holding Corporation - President & CEO

That’s not actually something we’ve ever called out in the past, and I don’t have that information at hand. And Jeff is shaking his head at me as well.

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

But I think on a relative basis, it’s really like triple what they did last year, I think.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Yes, in terms of new product introductions.

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MARCH 03, 2016 / 10:00PM GMT, SWHC - Q3 2016 Smith & Wesson Holding Corp Earnings Call

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Right.

James Debney - Smith & Wesson Holding Corporation - President & CEO

But as what’s that number of SKUs versus the total SKUs that we currently have in the business, I don’t know off the top of my head.

Andrea James - Dougherty & Company - Analyst

Appreciate that. That’s fair. And so one of my observations at SHOT Show was definitely that younger people are getting into shooting.

Different demographic groups, different minorities. I’m curious what you think about that trend, and also if you feel like you’ve got good brand awareness with some of these new groups getting into shooting?

James Debney - Smith & Wesson Holding Corporation - President & CEO

Yes. I would completely agree with your statement. We are very strong on doing our own research, as you know. So very common for us to do our ANU studies, or attitude and you, so that allows us to do consumer segmentation and identify who is in those consumer groups, and therefore we tailor our messaging appropriately to make sure that we are reaching them, raising our brand awareness with them.

By doing that, we are raising our product awareness with them. Communicating about the features and benefits of our products, as well at the same time.

So that’s absolutely a key part to our success. We really started that probably about five years ago when we decided to really transition from being more what we were then an operations-led business to being way more of a consumer-centric marketing-led business as we do now. I think some of our adds, just the M&P experience, for example, which is really through the eyes of the consumer what is it like to experience shooting an M&P polymer pistol or a Shield, to our latest ads for Thompson Center for comfort, which I think are absolutely fantastic.

You just have to look at the demographics represented across all the different adds we do there from youth, to women, to older gentlemen, let’s say, and so on. So great job there by the marketing team all over.

Andrea James - Dougherty & Company - Analyst

I appreciate that. One more. When you guys put out your new investor presentation, I heard some chatter from the street about under prior management teams, there were Smith & Wesson branded all kinds of crazy stuff. And I just wanted you to be able to answer that on the general conference call, your thinking about branding and the importance of brands to you and the — that Smith & Wesson brand versus maybe other brands you might acquire.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Absolutely. As you know, our view about our brands is they are the most valuable things that we have. In particular, the Smith & Wesson brand, which has iconic status. So we will do nothing to erode any value in those, in any of those brands.

We will only do things which we think enhance their value. So that’s extremely important.

In the past, there were some different approaches by our licensing and some of those didn’t work out in terms of licensing the brand into other markets, other industries. We have pulled a lot of that, virtually all of that back where it didn’t make sense. We’re very pleased to do that because we thought that introduced risk in terms of devaluing the brand.

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MARCH 03, 2016 / 10:00PM GMT, SWHC - Q3 2016 Smith & Wesson Holding Corp Earnings Call

Now as we go a step forward, we’re extremely cautious in any product category where we’ll look to use one of our brand names, and whether that’s a brand name in the firearms division or one of the brand names in our accessories division. So in total now, we’re well above 10 brands in total in the Company, so we’re very pleased about that. We value them all extremely highly.

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Right, and, Andrea, I would say that as we look inorganically for other companies, brands are very important. I would say the strategy before was doing acquisitions and rebranding them with Smith & Wesson, and that is not the strategy now. The strategy now is to buy brands that are the top brands in their niche, whatever it is, and use those brands, add those brands into the product portfolio.

Andrea James - Dougherty & Company - Analyst

Super helpful. I appreciate it. Congrats, guys. Thanks.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thanks.

Operator

(Operator Instructions)

Our next question comes from the line of James Hardiman of Wedbush. Your line is now open. Please go ahead.

James Hardiman - Wedbush Securities - Analyst

Good evening. Thanks for taking my call.

To circle back to the inventory situation and how it might limit your sales here in the fourth quarter. Do you think the net result of that is going to be lost market share in the quarter, or do you think other manufacturers are in a similar position in terms of inventories at the various levels, such that industry sales may be constrained over the course of the next few months?

James Debney - Smith & Wesson Holding Corporation - President & CEO

There is no doubt that there are certain other manufacturers who may be experiencing what we are experiencing. I really can’t comment in great detail. But what I will say is exactly what we said before.

When you hit very, very strong periods of consumer demand, more periods that we would classify as surges that have been even stronger than what we’re experiencing now, there is no doubt. Because we can only make so much of our products, that we can experience share loss in the short-term. But as the market normalizes and we’ve described that process many times and have experienced it together, there is no doubt that we will take that share back and probably gain share in addition.

James Hardiman - Wedbush Securities - Analyst

Got it.

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

And, James, I would also say that the consumer buy in right now is more intelligent, let’s say, than it was several years ago in which the shelves at firearms dealers were cleared. And a consumer would walk in and just buy whatever they could because they were afraid of regulation. A lot of the buying now, or we’ll call maybe excess buying now, is probably occurring because of more personal and safety issues.

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MARCH 03, 2016 / 10:00PM GMT, SWHC - Q3 2016 Smith & Wesson Holding Corp Earnings Call

So the line is a bit more unfocused. They have something in mind that they want to buy.

So we certainly did not lose market share in Q3. In fact, as compared to NICS, it was greatly in excess of the sale. We seem to be managing that right now.

James Hardiman - Wedbush Securities - Analyst

Very helpful. And then staying on this topic of just the nature of the surge. Obviously, the million dollar question, it’s always difficult to quantify, is how much if any of the demand is being pulled forward. I think a lot of investors are looking at FY17 as a little bit of a black box.

But obviously you’re not going to give us guidance at this point. But what’s your level of confidence that sales and earnings will at least grow next year?

And maybe help us think about the components of that, right? The industry, do we think the industry from a NICS perspective grows?

Do we think that you guys are going to continue to gain share versus your competitors? And then do we think that for an extended period of time you’re going to be playing catch-up in terms of inventory such that you’re going to outperform even your retail numbers?

James Debney - Smith & Wesson Holding Corporation - President & CEO

Okay, James. As you said, we can’t give any color really on next year. We just can’t.

But I think there’s two important points that we can talk about. One, the period we’re in now is it a surge, is it near a surge. You look at it, it’s very different.

Jeff touched on it. Way more handguns than long guns. We didn’t see that in the prior one, and I think that’s an important take away. Much more of an emphasis on personal protection, driving sale of firearms designed for conceal carry.

What you see in terms of the NICS is interesting as well. So as you look at [product] surges, you would see heightened mix for an extended period of time. We don’t see that here.

You see from December to January the typical deceleration. You see from January to February the typical acceleration.

Who knows what comes next? I’m not going to comment on that, as I said.

The other thing is in terms of our inventory internally and externally in the channel with our distribution partners, as I said in the prepared remarks, is very, very low. Inventory will need replenishment. So the significant amount of inventory that has dropped out internally and externally that over time will need replenishing.

We have said before and we’ve described our business quarter to quarter reflecting seasonality, what we’ll do in terms of inventory build. And given the chance, what you can expect us to do internally in our inventory is to start building at the same time replenishing that inventory with our distribution partners as well.

Why would we build internally? Well we’re preparing for the next holiday buying season, and of course, the show season that follows late in FY17.

So that’s as far as I can go, I think. But I think that’s an important take away.

Look at the profile of NICS versus prior surges. Look at the — if you think about the inventory and how we’ve described it, and think about some of the major events ahead in time that we’ll have later this calendar year. Thanks, James.

James Hardiman - Wedbush Securities - Analyst

That’s all very helpful. And then maybe last one for me. Just talk about the timing of results in the quarter.

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MARCH 03, 2016 / 10:00PM GMT, SWHC - Q3 2016 Smith & Wesson Holding Corp Earnings Call

Obviously, you updated your outlook in early January with just a month left. You blew away those numbers.

How much of that was a function of just not having all the data as you sat there in early January? And how much of it is a function of January just being the quarter that really blew away your expectations?

James Debney - Smith & Wesson Holding Corporation - President & CEO

When we gave that update, we were still pre-SHOT Show. We were very early in the year. We really didn’t have any of the shows under our belt.

So we didn’t know how the distributor shows were going to go. Those are the shows where they invite independent retailers in to solicit orders from them. So we attend those shows, if we come with our show specials, that’s our annual promotional period that we do every year regardless of the market that we find ourselves in.

So it was still really early and there were some big things still to happen. And of course, what we had just experienced, we had experienced in a very, very short period of time.

So there really wasn’t an enough data overall to be that smart about what we were trying to do. But we felt it was our duty to do something.

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Right. We basically came back from Christmas break and December was really strong. And it appeared that the January would also be strong, but as James said, we hadn’t really had any of the distributor shows. So we did the best we could on giving a directional update that things were pretty good in the quarter.

James Hardiman - Wedbush Securities - Analyst

Got it. Very helpful. Thanks, guys.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thanks, James.

Operator

Thanks. And our next question comes from the line of Brian Ruttenbur of BB&T. Your line is now open. Please go ahead.

Brian W. Ruttenbur - BB&T Capital Markets - Analyst

Yes, thank you very much. I just had a question about outsourcing.

What percentage of your revenue is being outsourced right now? And what kind of margins can you generate, higher or lower than Company level when you outsource?

James Debney - Smith & Wesson Holding Corporation - President & CEO

Hello, Brian. Yes, on outsourcing, all we’ve said is that it’s a meaningful level. We’ve never defined clearly in any way what percent of our overall volume in terms of slides, barrels or any other outsourced component that we have what percent it is of our total capacity.

But again, what we’ve said is it’s a meaningful size because for us, it’s a great source ramp up when the market is strong. But it’s also great protection when the market is soft in terms we can dial it down, keep our internal assets fully utilized so we don’t have an overhead absorption issue. In terms of relative costs and what that may do to margin, well, as you know, it’s always more expensive to buy on the outside to make on the inside.

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MARCH 03, 2016 / 10:00PM GMT, SWHC - Q3 2016 Smith & Wesson Holding Corp Earnings Call

Brian W. Ruttenbur - BB&T Capital Markets - Analyst

So how much capacity can you get from outsourcing? I want to know how much more — go ahead.

James Debney - Smith & Wesson Holding Corporation - President & CEO

We’re limited, I would say, by the amount of C & C technology that’s out there with vendors that’s the same as ours. So that’s a loss of technology out there.

Some of those vendors we’re aware of, but we don’t currently utilize them. If we have to in the future, we could seek them out, build a relationship with them and qualify them.

Brian W. Ruttenbur - BB&T Capital Markets - Analyst

Okay. Very good. And then I had a follow-up question on the accessories business on a year-over-year basis in third quarter.

Can you give me some kind or give us a pro forma basis on Battenfeld, what it was for third fiscal quarter last year so we can have a real apples-to-apples comparison? Obviously, it was only in for partial last fiscal quarter, and obviously full fiscal quarter this year. I just want to get some kind of perspective.

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Well, are you asking for the full fiscal quarter of Battenfeld a year ago?

Brian W. Ruttenbur - BB&T Capital Markets - Analyst

That is correct.

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Right. Yes, they did about 12 points, like $1 million in sales, and the bottom line income on a non-GAAP basis, which excludes the amortization, was about $2.5 million.

Brian W. Ruttenbur - BB&T Capital Markets - Analyst

Okay. And then last question is just on the accessories. Are you giving any kind of guidance on within in embedded in your $700 million plus in revenue for this fiscal year of how much of that is going to be the accessories business?

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

No, we’re not breaking down our segments on our guidance.

Brian W. Ruttenbur - BB&T Capital Markets - Analyst

Okay. Thank you very much.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thanks, Brian.

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MARCH 03, 2016 / 10:00PM GMT, SWHC - Q3 2016 Smith & Wesson Holding Corp Earnings Call

Operator

Thank you. And I’m showing no further questions at this time. I would now like to turn the call over to Mr. James Debney for closing remarks.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thank you, operator. Please note that Jeff and I will be presenting at the UBS Global Consumer Conference on Thursday, March 10 in Boston, and you can access a webcast of our presentation on our IR website.

Thank you all for joining us on the call today. We look forward to speaking with you next quarter.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This concludes today’s program. You may all disconnect. Everyone, have a great day.

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